Exhibit 3.30
ARTICLES OF INCORPORATION
OF
RHODES SHIPPING CORPORATION
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
     The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:
A.	The name of the Corporation shall be:
RHODES SHIPPING CORPORATION
B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act and without in any way limiting the generality of the foregoing, the corporation shall have the power:
(1)	To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including landcraft, and any, and all means of conveyance and transportation by land or water, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.

(2)	To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(3)	To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(4)	To act as ship’s husband, shipbrokers, customhouse brokers, Ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.
C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is the Trust Company of the Marshall Island, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is Five Hundred (500) registered shares with a par value of One US Dollar (US$1.00) per share.

E.	The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Island Business Corporation Act may have.

F.	The name and address of the incorporator is:

Name	Post Office Address

Majuro Nominees Ltd.	P. O Box 1405
Majuro
Marshall Islands

G.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the Corporation.
H.	Corporate existence shall begin upon filing these Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Articles.
     IN WITNESS WHEREOF I have executed this instrument on March 29, 2010.

Majuro Nominees Ltd. Incorporator

by:	/s/ [ILLEGIBLE]

          On March 29, 2010 before me personally came S. Vatista known to me to be the individual described in and who executed the foregoing instrument and she duly acknowledged to me that the execution thereof was her act and deed.

/s/ [ILLEGIBLE]